Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com (704) 697-5100

PGI Reaches Agreement to Sell FabPro Unit to Tricor Pacific Capital, Inc.

Divestiture Part of Company’s Strategy to Focus on Core Nonwovens Business

For Immediate Release

Aug. 24, 2009

[Charlotte, N.C.] — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) today announced it has reached an agreement to sell its wholly owned subsidiary, FabPro Oriented Polymers, LLC, to an affiliate of Tricor Pacific Capital, Inc.  The agreement is subject to customary closing conditions and is expected to be completed within 30 days.  Financial terms of the transaction were not disclosed.

The divestiture is part of PGI’s continued execution of its plan to focus investment on select core businesses built around growth platform technologies in the hygiene, medical, wipes and industrial segments.

The FabPro business includes manufacturing facilities in Kingman, Kansas, Clearfield, Utah, and a converting facility in Guntown, Mississippi. Following the sale, PGI will operate 14 manufacturing and converting facilities in eight countries throughout the world.

Based in Kingman, FabPro is one of the leading manufacturers, developers and marketers of high performance polymers and synthetic fibers for the agricultural, construction and commercial segments. Its products are used in a variety of niche applications, including agricultural twine and netting, concrete reinforcement and crack reduction, industrial tying and cable filling. Founded in 1975 as a greenfield operation for Exxon Chemical Co., PGI acquired the business in 1998.

“This transaction will allow us to further our strategy of establishing our position as a global leader in the nonwovens industry by focusing on our core markets,” said Veronica (Ronee) Hagen, chief executive officer. “FabPro has a promising outlook and we believe it will thrive under new ownership with a dedicated focus on its markets.”

“We are proud to add a high-quality asset like FabPro to our portfolio,” said Brad Seaman of Tricor Pacific Capital. “FabPro has top leadership positions in the agriculture and construction segments in North America and recognized brand names. We are eager to assist the management team in executing their growth plans and see strong growth potential as synthetic fibers increasingly replace steel and wire in many applications.”

PGI was advised by KeyBanc Capital Markets as financial advisor and Parker, Poe, Adams and Bernstein as outside legal counsel. Tricor was advised by Winston & Strawn as outside counsel.

Tricor Pacific Capital, Inc. is a leading private equity firm that invests in profitable, well-managed, middle-market companies located in the West and Midwest regions of the United States and Canada. Tricor currently manages approximately $1 billion of capital, and is investing its fourth fund with $555 million in committed capital. To learn more about Tricor, visit www.tricorpacific.com .

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forwardlooking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For media inquiries, please contact:

Cliff Bridges

Global Marketing and HR Communications Director

(704) 697-5168

bridgesc@pginw.com

For financial inquiries, please contact:

Dennis Norman

Vice President - Strategy & Corporate Development

(704) 697-5186

normand@pginw.com

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